EXHIBIT 99.1

Cbeyond Reports Second Quarter 2012 Results

Solid EBITDA and Free Cash Flow; Continued Progress on 2.0 Transition

ATLANTA, Aug. 1, 2012 (GLOBE NEWSWIRE) -- Cbeyond, Inc. (Nasdaq:CBEY), ("Cbeyond"), the technology ally for more than 60,000 small and mid-sized businesses, today announced its results for the second quarter ended June 30, 2012.

Recent financial and operating highlights include:

  Second quarter 2012 total revenue of $123.8 million was up 2.6% over the second quarter of 2011 and flat with the first quarter of 2012;
  Adjusted EBITDA of $27.2 million in the second quarter of 2012 compared with $19.3 million in the second quarter of 2011, and $23.0 million in the first quarter of 2012 (see page 10 for reconciliation to net income);
  Free cash flow (defined as adjusted EBITDA less cash capital expenditures) of $12.5 million in the second quarter of 2012, compared with $0.2 million in the second quarter of 2011, and $8.1 million in the first quarter of 2012;
  Net income of $2.7 million in the second quarter of 2012, compared with a net loss of ($1.7) million in the second quarter of 2011;
  2.0 revenue, which includes cloud-only revenue, was 6.5% of total revenue in the second quarter, an increase from 5.5% last quarter;
  Average monthly revenue per Core Managed Services customer location (ARPU) of $641 during the second quarter of 2012, compared with $642 in the first quarter of 2012 and $660 in the second quarter of 2011; and,
  Reiterated annual guidance for 2012 of $485 million to $490 million of revenue, $85 million to $90 million of adjusted EBITDA, $55 million to $60 million of cash capital expenditures, and $25 million to $35 million of free cash flow.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, for the three and six months ended June 30, 2012, include:

	For the Three Months Ended June 30,
	2011	2012	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue	$ 120,594	$ 123,762	$ 3,168	2.6%
Operating expenses	$ 122,094	$ 118,119	$ (3,975)	(3.3%)
Operating income (loss)	$ (1,500)	$ 5,643	$ 7,143	N/M
Net income (loss)	$ (1,676)	$ 2,694	$ 4,370	N/M
Capital expenditures (total)	$ 19,087	$ 15,722	$ (3,365)	(17.6%)

Key Operating Metrics and Non-GAAP Financial Measures
Customers (Core Managed Services) at end of period	59,665	62,015	2,350	3.9%
Net customer additions (Core Managed Services)	1,111	(450)	(1,561)	(140.5%)
Average monthly churn rate (Core Managed Services)	1.3%	1.5%	0.2%	15.4%
Average monthly revenue per Core Managed Services customer	$ 660	$ 641	$ (19)	(2.9%)
Adjusted EBITDA (in thousands)	$ 19,341	$ 27,236	$ 7,895	40.8%
Cash capital expenditures	$ 19,184	$ 14,765	$ (4,419)	(23.0%)

	For the Six Months Ended June 30,
	2011	2012	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue	$ 239,572	$ 247,605	$ 8,033	3.4%
Operating expenses	$ 242,605	$ 243,287	$ 682	0.3%
Operating income (loss)	$ (3,033)	$ 4,318	$ 7,351	N/M
Net income (loss)	$ (1,817)	$ 1,500	$ 3,317	N/M
Capital expenditures (total)	$ 40,049	$ 32,958	$ (7,091)	(17.7%)

Key Operating Metrics and Non-GAAP Financial Measures
Customers (Core Managed Services) at end of period	59,665	62,015	2,350	3.9%
Net customer additions (Core Managed Services)	2,693	(154)	(2,847)	(105.7%)
Average monthly churn rate (Core Managed Services)	1.3%	1.5%	0.2%	15.4%
Average monthly revenue per Core Managed Services customer	$ 665	$ 643	$ (22)	(3.3%)
Adjusted EBITDA (in thousands)	$ 38,727	$ 50,210	$ 11,483	29.7%
Cash capital expenditures	$ 39,962	$ 29,601	$ (10,361)	(25.9%)

Management Comments

"We continue to execute and are on track with our transformation from being a trusted communications partner with our SMB customers to becoming their full technology ally," said Jim Geiger, chief executive officer of Cbeyond, Inc. "As business needs change within the SMB market, Cbeyond remains focused on the evolution of our product offerings to address these changing needs while at the same time lightening the burden on our customer's already constrained resources. This focus on serving the needs of our 62,000 customers is at the crux of our decision to continually invest in new product capabilities that enhance our already strong line-up of communications solutions."

 Geiger added, "The evolution of our product offerings has expanded the opportunity with our current customers as well as opened up the entire national SMB market. With an estimated 40-50% of small to mid-sized businesses across the country being technology dependent, the continued investments in our network and our cloud offerings combined with an experienced sales team and a corporate DNA rooted in the SMB market positions us to fully address this opportunity."

Continued Geiger, "We have been able to attract high quality talent across the organization, including senior marketing, engineering, product management and professional services executives with extensive cloud and hosting experience. We also continue to add experienced sales reps to our 2.0 channels. We believe our ability to attract talent highlights not only our attractive corporate culture, but it is also further validation of our strategy to be at the intersection of the network and the cloud for the SMB market."

Second Quarter Financial and Business Summary

Revenues and ARPU

Cbeyond reported total revenues of $123.8 million for the second quarter of 2012, an increase of 2.6% from the second quarter of 2011 and flat with the first quarter of 2012. Total revenue includes $4.3 million of revenue generated through the Cloud Services segment, an 18.2% year-over-year increase. The flat sequential total revenue was the result of a contraction of 450 customers in core managed services that was partially offset by increases in 2.0 revenues as well as a $0.3 million increase in terminating access revenue. The revenue trends in the quarter, which were in-line with prior expectations, reflect the current sales force transition and ramp of 2.0 efforts.

ARPU for the Core Managed Services was $641 in the second quarter of 2012, compared with $642 in the first quarter of 2012, and $660 in the second quarter of 2011.

Cost of Service and Gross Margin

Cbeyond's gross margin was 67.5% in the second quarter of 2012, an increase of 80 basis points from the 66.7% level in the second quarter of 2011 and compared with 67.3% in the first quarter of 2012. The year-over-year improvement in gross margin was the result of ongoing network cost savings associated with the Ethernet conversion initiative as well as reduced mobile costs.

Adjusted EBITDA and Net Income

Adjusted EBITDA for the second quarter of 2012 was $27.2 million, as compared with adjusted EBITDA of $23.0 million in the first quarter of 2012, and $19.3 million in the second quarter of 2011. The quarter-to-quarter increase in adjusted EBITDA was primarily the result of lower SG&A expense, driven by the reduction in the traditional 1.0 sales force in the first quarter of 2012 prior to attaining full staffing on the new 2.0 sales channels.

Cbeyond reported net income of $2.7 million for the second quarter of 2012 compared with a net loss of ($1.7) million for the second quarter of 2011 and a net loss of ($1.2) million in the first quarter of 2012. The swing to net income in the quarter was driven predominantly by the sequential increase in Adjusted EBITDA.

Cash, Cash Equivalents, and Borrowings

Cash and cash equivalents amounted to $10.7 million at the end of the second quarter of 2012, as compared with $4.2 million at the end of the first quarter of 2012. During the quarter, the Company repaid the $4 million in outstanding borrowings under its revolving credit facility. The Company currently does not have any outstanding borrowings under its revolving credit facility.

During the second quarter, the Company completed an amendment to its current credit facility that added a $10 million term loan. This term loan was added to support the fiber build out with one of its partners. As of the end of the second quarter there was $2 million outstanding on this term loan.

Capital Expenditures

Total capital expenditures were $15.7 million during the second quarter of 2012, of which $14.8 million were cash capital expenditures and approximately $1.0 million were non-cash capital expenditures representing Cbeyond's capital leases of fiber network assets, which are being paid over time.    In the first quarter of 2012, capital expenditures were $17.2 million, of which $14.8 million were cash capital expenditures and $2.4 million were non-cash capital expenditures.

Free Cash Flow

Free cash flow, defined as adjusted EBITDA less cash capital expenditures, was $12.5 million in the second quarter of 2012, compared with $8.1 million in the first quarter of 2012 and $0.2 million in the second quarter of 2011. The year-over-year increase was due to improved adjusted EBITDA and lower capital expenditures, which resulted from reduced levels of investment on Ethernet-over-copper technology in 2012, as planned.

Business Outlook for 2012

Cbeyond reiterates the following guidance for 2012:

  Revenue of $485 million to $490 million;
  Adjusted EBITDA of $85 million to $90 million;
  Cash capital expenditures of $55 million to $60 million; and
  Free cash flow of $25 million to $35 million.

Regarding capital expenditures, it should be noted that the guidance range of $55 million to $60 million, as well as the resulting $25 million to $35 million of free cash flow (adjusted EBITDA less capital expenditures), relates to cash capital expenditures. Cbeyond has already and may continue to enter into agreements for fiber networks involving long-term capital leases that will create additional non-cash capital expenditures this year not included in the guidance range provided above. The assets acquired under these agreements are excluded from the Company's definition of cash capital expenditures because they do not require upfront outlays of cash.

Conference Call

Cbeyond will hold a conference call to discuss this press release Wednesday, August 1, 2012, at 5:00 p.m. EDT. A live broadcast of the conference call will be available on-line at www.cbeyond.net. To listen to the live call, please go to the web site at least 10 minutes early to register, download, and install any necessary audio software. The conference call will also be available by dialing (877) 303-9219 (for domestic U.S. callers) and (760) 666-3559 (for international callers). For those who cannot listen to the live broadcast, an on-line replay will be available shortly after the call and continue to be available for one year.

About Cbeyond

Cbeyond, Inc. (Nasdaq:CBEY) is the technology ally for small and mid-sized business. Our private, proactively-managed IP network connects customers to voice, data and enterprise applications hosted in our award-winning cloud data centers. Since 1999, Cbeyond has served the unmet needs of businesses through technology and service innovation. We were the first company to build an IP network specifically for small businesses and among the few to offer sales and service professionals onsite. Today, our expanded portfolio helps customers reduce the burden of outlaying capital and manpower to manage infrastructure. Creating an exceptional customer experience is in our DNA. It's why more than a third of our 60,000+ customers come from referrals. For more information on Cbeyond, visit www.cbeyond.net and follow Cbeyond on Twitter: www.twitter.com/Cbeyondinc.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements identified by words such as "expectations," "guidance," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. Such statements are based upon the current beliefs and expectations of Cbeyond's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: finalization of operating data, the significant reduction in economic activity, which particularly affects our target market of small businesses; the risk that we may be unable to continue to experience revenue growth at historical or anticipated levels; changes in business climate or other factors affecting our customer base; the risk of unexpected increases in customer churn levels; our ability to manage competitive pricing dynamics in our markets; changes in federal or state regulation or decisions by regulatory bodies that affect Cbeyond; periods of economic downturn or unusual volatility in the capital markets or other negative macroeconomic conditions that could harm our business, including our access to capital markets and the impact on certain of our customers to meet their payment obligations; the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; our ability to recruit and maintain experienced management and personnel; rapid technological change and the timing and amount of start-up costs incurred in connection with the introduction of new services or the entrance into new markets; our ability to maintain or attract sufficient customers in existing or new markets; our ability to respond to increasing competition; our ability to manage the growth of our operations; changes in estimates of taxable income or utilization of deferred tax assets which could significantly affect the Company's effective tax rate; pending regulatory action relating to our compliance with customer proprietary network information; the risk that the anticipated benefits, growth prospects and synergies expected from our acquisitions may not be fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities in an emerging industry may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, costs and challenges associated with integrating acquired companies into our existing business, including changing relationships with customers, employees or suppliers; unfamiliarity with the economic characteristics of new geographic markets; ongoing personnel and logistical challenges of managing a larger organization; our ability to retain and motivate key employees from the acquired companies; external events outside of our control, including extreme weather, natural disasters, pandemics or terrorist attacks that could adversely affect our target markets; our ability to implement and execute successfully our new strategic focus; our ability to expand fiber availability; the extent to which small and medium sized businesses continue to spend on cloud, network and security services; our ability to recruit, maintain and grow a sales force focused exclusively on our technology-dependent customers; our ability to integrate new products into our existing infrastructure; the effects of realignment activities; the extent to which our customer mix becomes more technology-dependent; our ability to achieve future cost savings related to our capital expenditures and investment in Ethernet technology; and general economic and business conditions. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC, including the "Risk Factors" in our most recent annual report on Form 10-K, together with updates that may occur in our quarterly reports on Form 10-Q and Current Reports on Form 8‑K. Such disclosure covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. We undertake no obligation to correct or update any forward‑looking statements, whether as a result of new information, future events or otherwise.

Key Operating Metrics and Non-GAAP Financial Measures

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. The Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable generally accepted accounting principles in the United States, or GAAP, financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income, cash flow or operating income as determined in accordance with GAAP.

Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities as determined in accordance with GAAP, as a measure of performance or liquidity. The Company defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. However, we use adjusted EBITDA, also a non-GAAP financial measure, to further exclude, when applicable, non-cash share-based compensation, public offering or acquisition-related transaction costs, purchase accounting adjustments, gain or loss on asset dispositions and non-operating income or expense. On a less frequent basis, adjusted EBITDA may exclude charges for employee severances, asset or facility impairments, and other exit activity costs associated with a management directed plan. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of the Company's business.

Adjusted EBITDA allows the chief operating decision maker to assess the performance of the Company's business on a consolidated basis that corresponds to the measure used to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. In particular, adjusted EBITDA permits a comparative assessment of the Company's operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among segments without any correlation to their underlying operating performance, and of non-cash share-based compensation, which is a non-cash expense that varies widely among similar companies.

Free cash flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. The Company defines free cash flow as adjusted EBITDA less cash capital expenditures. Cbeyond believes that free cash flow is an important metric for investors in evaluating how a company is currently using cash generated, and may indicate its ability to generate cash that can potentially be used by the business for capital investments, acquisitions, reduction of debt, payment of dividends or share repurchases. Internally, Cbeyond has also begun to focus on free cash flow as an important operating performance metric and has designed its corporate bonus compensation plan to utilize free cash flow as a component. However, free cash flow is not a measure of financial performance under GAAP and may not be comparable to similarly titled measures reported by other companies. Additionally, the Company does not present or manage free cash flow on a segment basis.

CBEYOND, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012

Revenue:
Customer revenue	$ 119,039	$ 121,522	$ 236,515	$ 243,442
Terminating access revenue	1,555	2,240	3,057	4,163
Total revenue	120,594	123,762	239,572	247,605

Operating expenses:
Cost of revenue	40,208	40,164	79,804	80,648
Selling, general and administrative	64,390	59,585	128,843	125,393
Depreciation and amortization	17,496	18,370	33,958	37,246
Total operating expenses	122,094	118,119	242,605	243,287

Operating income (loss)	(1,500)	5,643	(3,033)	4,318

Other income (expense):
Interest expense	(127)	(144)	(227)	(271)
Other income (expense), net	--	--	1,210	--
Total other income (expense)	(127)	(144)	983	(271)

Income (loss) before income taxes	(1,627)	5,499	(2,050)	4,047

Income tax (expense) benefit	(49)	(2,805)	233	(2,547)

Net income (loss)	$ (1,676)	$ 2,694	$ (1,817)	$ 1,500

Earnings per common share
Basic	$ (0.06)	$ 0.09	$ (0.06)	$ 0.05
Diluted	$ (0.06)	$ 0.09	$ (0.06)	$ 0.05

Weighted average number of common shares outstanding
Basic	29,951	29,275	29,874	29,244
Diluted	29,951	29,900	29,874	29,860

CBEYOND, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	June 30,
	2011	2012
ASSETS
Current assets
Cash and cash equivalents	$ 8,521	$ 10,679
Accounts receivable, gross	27,479	26,216
Less: Allowance for doubtful accounts	(2,608)	(2,432)
Accounts receivable, net	24,871	23,784
Other assets	11,526	11,864
Total current assets	44,918	46,327

Property and equipment, gross	486,273	514,114
Less: Accumulated depreciation and amortization	(325,803)	(357,296)
Property and equipment, net	160,470	156,818
Other assets	35,684	33,878
Total assets	$ 241,072	$ 237,023

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 14,467	$ 11,776
Other current liabilities	53,760	46,976
Total current liabilities	68,227	58,752

Non-current liabilities	8,858	7,572
Non-current fiber debt	--	3,158

Stockholders' equity
Common stock	289	294
Additional paid-in capital	311,370	315,422
Accumulated deficit	(147,672)	(148,175)
Total stockholders' equity	163,987	167,541
Total liabilities and stockholders' equity	$ 241,072	$ 237,023

CBEYOND, INC. AND SUBSIDIARIES
Selected Quarterly Financial Data and Operating Metrics
(Dollars in thousands, except for Other Operating Data)
(Unaudited)

	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30
	2011	2011	2011	2012	2012
Revenues
Core Managed Services (Established Markets)	$ 112,583	$ 113,792	$ 114,023	$ 114,003	$ 113,266
Core Managed Services (Emerging Markets)	4,472	4,976	5,539	6,001	6,378
Total Core Managed Services	117,055	118,768	119,562	120,004	119,644
Cloud Services	3,612	3,865	3,902	3,994	4,271
Eliminations	(73)	(104)	(143)	(155)	(153)
Total Revenues	$ 120,594	$ 122,529	$ 123,321	$ 123,843	$ 123,762

	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30
	2011	2011	2011	2012	2012
Adjusted EBITDA
Core Managed Services (Established Markets)	$ 47,201	$ 48,202	$ 48,702	$ 51,402	$ 54,847
Core Managed Services (Emerging Markets)	(2,085)	(1,893)	(1,372)	(353)	983
Total Core Managed Services	45,116	46,309	47,330	51,049	55,830
Cloud Services	616	397	349	466	309
Corporate	(26,391)	(27,829)	(25,120)	(28,541)	(28,903)
Total Adjusted EBITDA	$ 19,341	$ 18,877	$ 22,559	$ 22,974	$ 27,236

Adjusted EBITDA Margin (As % of Market-Level Core Managed Services Revenue)
Core Managed Services (Established Markets)	41.9%	42.4%	42.7%	45.1%	48.4%
Core Managed Services (Emerging Markets)	(46.6%)	(38.0%)	(24.8%)	(5.9%)	15.4%
Total Core Managed Services	38.5%	39.0%	39.6%	42.5%	46.7%

Adjusted EBITDA margin (As % of Cloud Services Revenue)
Cloud Services	17.1%	10.3%	8.9%	11.7%	7.2%

Adjusted EBITDA margin (As % of Total Revenue)
Corporate	(21.9%)	(22.7%)	(20.4%)	(23.0%)	(23.4%)
Total Adjusted EBITDA	16.0%	15.4%	18.3%	18.6%	22.0%

CBEYOND, INC. AND SUBSIDIARIES
Selected Quarterly Financial Data and Operating Metrics
(Dollars in thousands, except for Other Operating Data)
(Unaudited)

	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30
	2011	2011	2011	2012	2012
Cash Capital Expenditures
Core Managed Services (Established Markets)	$ 7,938	$ 10,809	$ 7,540	$ 5,170	$ 5,234
Core Managed Services (Emerging Markets)	416	615	960	414	364
Total Core Managed Services	8,354	11,424	8,500	5,584	5,598
Cloud Services	1,482	1,301	1,478	1,360	3,488
Corporate	9,348	6,548	8,391	7,892	5,679
Total Cash Capital Expenditures	$ 19,184	$ 19,273	$ 18,369	$ 14,836	$ 14,765

Non-cash Capital Expenditures
Capital Leases	$ --	$ --	$ --	$ 2,400	$ 957
Leasehold Improvements	$ (97)	$ --	$ --	$ --	$ --
Total Capital Expenditures	$ 19,087	$ 19,273	$ 18,369	$ 17,236	$ 15,722

	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30
	2011	2011	2011	2012	2012
Other Operating Data
Customers (Core Managed Services) (At Period End)	59,665	61,125	62,169	62,465	62,015
Net Customer Additions (Core Managed Services)	1,111	1,460	1,044	296	(450)
Average Monthly Churn Rate (Core Managed Services) (1)	1.3%	1.4%	1.4%	1.5%	1.5%
Average Monthly Revenue Per Core Managed Services Customer (2)	$ 660	$ 656	$ 646	$ 642	$ 641

(1) Calculated for each period as the average of monthly churn, which is defined for a given month as the number of customer locations disconnected in that month divided by the number of customer locations on the Company's network at the beginning of that month.

(2) Calculated as the revenue for a period divided by the average of the number of customer locations at the beginning of the period and the number of customer locations at the end of the period, divided by the number of months in the period.

CBEYOND, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(In thousands)
(Unaudited)

	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30
	2011	2011	2011	2012	2012

Reconciliation of Free Cash Flow and Adjusted EBITDA to Net income (loss):

Free cash flow	$ 157	$ (396)	$ 4,190	$ 8,138	$ 12,471
Cash capital expenditures	19,184	19,273	18,369	14,836	14,765
Adjusted EBITDA	$ 19,341	$ 18,877	$ 22,559	$ 22,974	$ 27,236
Depreciation and amortization	(17,496)	(16,842)	(19,095)	(18,876)	(18,370)
Non-cash share-based compensation	(3,345)	(2,920)	(3,598)	(3,783)	(2,939)
MaximumASP purchase accounting adjustment	--	418	162	--	--
Transaction costs	--	(47)	--	--	--
Realignment costs	--	--	--	(1,640)	(284)
Interest income	--	--	--	--	--
Interest expense	(127)	(136)	(137)	(127)	(144)
Other income (expense), net	--	--	1	--	--
Income tax (expense) benefit	(49)	(491)	(4,918)	258	(2,805)
Net income (loss)	$ (1,676)	$ (1,141)	$ (5,026)	$ (1,194)	$ 2,694

CBEYOND, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(In thousands)
(Unaudited)

	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30
	2011	2011	2011	2012	2012

Reconciliation of Core Managed Services ARPU:
Total revenue	$ 120,594	$ 122,529	$ 123,321	$ 123,843	$ 123,762
Cloud Services revenue	(3,612)	(3,865)	(3,902)	(3,994)	(4,271)
Intersegment eliminations	73	104	143	155	153
Core Managed Services net revenue (A)	$ 117,055	$ 118,768	$ 119,562	$ 120,004	$ 119,644

Average Core Managed Services customers (B)	59,110	60,395	61,647	62,317	62,240

Core Managed Services ARPU (A/B)	$ 660	$ 656	$ 646	$ 642	$ 641

CONTACT: Investor Contact:
         Cbeyond, Inc.
         T.C. Robillard
         Investor Relations
         (678) 486-8023
         tc.robillard@cbeyond.net